Exhibit 99.1

News Release	JBT Corporation
200 E. Randolph Drive
Chicago, IL 60601

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports Record 2008 Results

Full Year 2008 highlights:

•	Global revenue of $1.0 billion up 5 percent from 2007

•	Diluted earnings per share from continuing operations of $1.59

•	Segment operating margin increased to 9.6 percent

•	Cash provided by operating activities totaled $81.8 million

Fourth quarter highlights:

•	Global revenue of $234.5 million down 19 percent from 2007

•	Diluted earnings per share from continuing operations of $0.37

•	Segment operating margin increased to 11.0 percent

•	Net debt of $142.0 million

CHICAGO, March 3, 2009—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported fourth quarter and full year 2008 results.

For the fourth quarter of 2008, revenue of $234.5 million declined from $290.6 million in the prior year period. Segment operating profit was $25.7 million, a $4.1 million decrease from $29.8 million in the prior year quarter. Diluted earnings per share from continuing operations for the fourth quarter were $0.37. Full year diluted earnings per share from continuing operations were $1.59. Full year pro forma diluted earnings per share from continuing operations (a non-GAAP measure which includes comparable debt and interest expense in all periods) were $1.44, an increase of 20 percent from $1.20 per diluted share for the prior year period. Net debt of $142.0 million at December 31, 2008 increased from $109.7 million in the third quarter, as cash provided from operations during the quarter was more than offset by the final dividend payment to FMC Technologies under the separation agreement.

“We are pleased with our record results in 2008, our first year as a standalone public company,” said Charlie Cannon, Chairman and Chief Executive Officer. “Our operations performed well and delivered another solid quarter. While many of our product lines entered 2009 with

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satisfactory backlog positions, we have aggressively implemented measures to reduce costs in product lines where demand is softening. We are monitoring order flow closely and will initiate further action as needed.”

Mr. Cannon continued, “We believe we can profitably manage our businesses through this very challenging economic environment by focusing on our strong fundamentals including our leading global market positions, diverse customer base, meaningful proportion of recurring revenue and consistent ability to generate cash flow. We intend to build on our leadership positions during this slowdown and emerge an even stronger company when the economy rebounds.”

“Additionally, we announced our first quarter dividend of $0.07 per share on February 24th which provides our investors with a meaningful financial return in this uncertain time,” concluded Mr. Cannon.

JBT FoodTech

JBT FoodTech’s fourth quarter revenue of $132.9 million declined 22 percent from $170.2 million in the same period of 2007. The decline was primarily due to a slowdown in Western Europe and Latin America, timing of large project deliveries in 2007 and strengthening of the US dollar. JBT FoodTech’s operating profit of $18.4 million increased 10 percent from $16.7 million in the prior-year quarter. Operating margin improved to 13.8 percent from 9.8 percent in the prior-year quarter due to improved project margins and lower selling and administrative expenses. Inbound orders totaled $135.8 million during the quarter, declining 11 percent versus the fourth quarter of 2007. In constant currencies, inbound declined 3 percent. Compared to third quarter 2008, inbound was flat. Backlog of $152.8 million was down from $167.3 million in the prior year but improved sequentially from $150.7 million in the third quarter of 2008.

JBT AeroTech

JBT AeroTech’s fourth quarter revenue of $103.0 million decreased 15 percent from $121.4 million in the same period of 2007 primarily due to lower demand for ground support equipment reflecting the unfavorable economic conditions facing the air passenger and air freight industries. JBT AeroTech’s operating profit declined 44 percent to $7.3 million from $13.1 million in the prior-year quarter primarily driven by lower revenue. In addition, JBT AeroTech incurred restructuring costs in response to the lower demand for the ground support equipment. These factors contributed to a reduction in operating margin from 10.8 percent to 7.1 percent. Inbound orders totaled $74.7 million, down 25 percent from $100.1 million in prior year’s fourth quarter primarily due to softening demand in ground support equipment coupled with the delayed receipt of the $28 million Halvorsen order, which we received in early 2009. Compared to third quarter 2008, inbound orders declined 24 percent. Backlog of $142.6 million was down 38 percent from $230.7 million in the prior-year quarter.

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Corporate Items

Corporate expense in the fourth quarter of 2008 was $5.0 million, an increase of $2.4 million versus the prior-year quarter reflecting a higher standalone corporate cost structure versus the carve-out allocation from FMC Technologies.

Other expense, net, of $3.6 million was $0.8 million lower than the prior-year quarter primarily driven by the favorable comparison versus the carve-out allocation from FMC Technologies and partially offset by higher unrealized foreign exchange losses resulting from the strengthening of the US dollar.

The company ended the quarter with debt, net of cash, of $142.0 million. This balance reflected the final dividend payment of $38.9 million to FMC Technologies pursuant to the separation agreement and the company’s first quarterly dividend payment to its shareholders in November 2008 of $1.9 million. During the quarter, the company generated $11.7 million of cash from operating activities and ended the year with $43.6 million in cash. Net interest expense was $2.6 million in the fourth quarter of 2008.

The company recorded an effective tax rate of 29.0 percent for continuing operations in the fourth quarter primarily due to a favorable mix of foreign earnings.

Full Year 2008

Full year 2008 revenue of $1,028 million increased 5 percent from $978 million in 2007, reflecting continued growth of JBT AeroTech businesses driven by record 2007 year-end backlog. Full year segment operating profit of $98.7 million increased 13 percent from $87.4 million in 2007. Diluted earnings per share from continuing operations were $1.59, up 10 percent from $1.45 per diluted share in the prior-year period. Pro forma diluted earnings per share from continuing operations (a non-GAAP measure which includes comparable debt and interest expense in all periods) were $1.44, an increase of 20 percent from $1.20 per diluted share in 2007.

Year-to-date capital expenditures totaled $22.9 million and depreciation and amortization totaled $25.5 million.

Year-to-date effective tax rate for the company was 33.7 percent for continuing operations.

2009 Outlook

Looking forward, the company is anticipating a continued and broad based weakness in worldwide markets through 2009. Although the impact will not be the same across all of the company’s product lines, the global economic slowdown is expected to negatively impact the company’s financial results in 2009. With the highly volatile foreign currency markets, an uncertain credit environment and more importantly, the lack of visibility into the second half of 2009, it is extremely difficult to provide an accurate estimate. As a result, the company will provide a market update during tomorrow’s earnings call and plans to provide an earnings estimate as part of its first quarter earnings call with the advantage of greater visibility into the second half of 2009.

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Fourth Quarter Earnings Conference Call

The company will hold a conference call at 9:00 AM EST Wednesday, March 4, 2009, to discuss the fourth quarter and year-end results. The call can be accessed live by dialing (866) 394-6382 or (702) 696-4650 and conference ID 84672751, or through the Investor Relations Center of JBT Corporation’s website at http://ir.jbtcorporation.com. A replay of the call will be available through March 11, 2009 and can be accessed by dialing (800) 642-1687 and referencing passcode 84672751, or visiting the Investor Relations Center of the website.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,400 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Registration Statement on Form 10 filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

JBT CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Unaudited and in millions)

	Three Months Ended December 31,
	2008		2007
	Historical	Pro Forma (1)	Historical	Pro Forma (1)
Revenue	$234.5	$234.5	$290.6	$290.6

Costs and expenses	217.4	217.4	267.8	267.8

Income before net interest income (expense) and income taxes	17.1	17.1	22.8	22.8
Net interest income (expense)	(2.6)	(2.6)	0.3	(2.5)

Income from continuing operations before income taxes	14.5	14.5	23.1	20.3

Provision for income taxes	4.2	4.2	8.4	7.3

Income from continuing operations	10.3	10.3	14.7	13.0

Loss from discontinued operations, net of tax	(0.2)	(0.2)	(2.0)	(2.0)

Net income	$10.1	$10.1	$12.7	$11.0

Income from continuing operations per common share:
Basic	$0.37	$0.37	$0.53	$0.47
Diluted	$0.37	$0.37	$0.53	$0.47
Weighted average shares outstanding:
Basic (2)	27.5	27.5	27.5	27.5
Diluted (2)	28.1	28.1	27.5	27.5

(1)	In connection with the separation from FMC Technologies, JBT Corporation paid FMC Technologies $189.4 million, which was funded through issuance of unsecured debt. Pro forma results include an estimate of interest expense that JBT Corporation would have incurred had the spin-off occurred on January 1, 2007. Interest expense is based on $189.4 million of debt at the interest rate applicable on July 31, 2008, or 5.8%, for all periods prior to the separation date. Related income tax impact has been estimated using a rate of 37%.
(2)	The number of shares used to compute basic and diluted earnings per share for the period ending December 31, 2007 is based on the number of shares outstanding on July 31, 2008, the distribution date in connection with the separation from FMC Technologies, or 27.5 million shares.

JBT CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Unaudited and in millions)

	Twelve Months Ended December 31,
	2008		2007
	Historical	Pro Forma (1)	Historical	Pro Forma (1)
Revenue	$1,028.1	$1,028.1	$978.0	$978.0

Costs and expenses	957.8	957.8	916.9	916.9

Income before net interest income (expense) and income taxes	70.3	70.3	61.1	61.1
Net interest income (expense)	(3.8)	(10.2)	0.5	(10.5)

Income from continuing operations before income taxes	66.5	60.1	61.6	50.6

Provision for income taxes	22.4	20.0	21.5	17.4

Income from continuing operations	44.1	40.1	40.1	33.2

Income (loss) from discontinued operations, net of tax	0.1	0.1	(3.7)	(3.7)

Net income	$44.2	$40.2	$36.4	$29.5

Income from continuing operations per common share:
Basic	$1.60	$1.46	$1.45	$1.20
Diluted	$1.59	$1.44	$1.45	$1.20
Weighted average shares outstanding:
Basic (2)	27.5	27.5	27.5	27.5
Diluted (2)	27.8	27.8	27.5	27.5

(1)	In connection with the separation from FMC Technologies, JBT Corporation paid FMC Technologies $189.4 million, which was funded through issuance of unsecured debt. Pro forma results include an estimate of interest expense that JBT Corporation would have incurred had the spin-off occurred on January 1, 2007. Interest expense is based on $189.4 million of debt at the interest rate applicable on July 31, 2008, or 5.8%, for all periods prior to the separation date. Related income tax impact has been estimated using a rate of 37%.
(2)	The number of shares used to compute basic and diluted earnings per share for the period ending December 31, 2007 is based on the number of shares outstanding on July 31, 2008, the distribution date in connection with the separation from FMC Technologies, or 27.5 million shares.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Revenue

JBT FoodTech	$132.9	$170.2	$584.0	$594.1
JBT AeroTech	103.0	121.4	446.9	386.0
Other revenue (1) and intercompany eliminations	(1.4)	(1.0)	(2.8)	(2.1)

Total revenue	$234.5	$290.6	$1,028.1	$978.0

Income before income taxes

Segment operating profit
JBT FoodTech	$18.4	$16.7	$60.2	$55.0
JBT AeroTech	7.3	13.1	38.5	32.4

Total segment operating profit	25.7	29.8	98.7	87.4

Corporate items
Corporate expense	(5.0)	(2.6)	(15.0)	(11.3)
Other expense, net (2)	(3.6)	(4.4)	(13.4)	(15.0)
Net interest (expense) income	(2.6)	0.3	(3.8)	0.5

Total corporate items	(11.2)	(6.7)	(32.2)	(25.8)

Income from continuing operations before income taxes	$14.5	$23.1	$66.5	$61.6

(1)	Other revenue comprises certain gains and losses on derivative related to foreign exchange exposure.
(2)	Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Inbound Orders

JBT FoodTech	$135.8	$152.2	$570.2	$596.8
JBT AeroTech	74.7	100.1	358.8	457.6
Intercompany eliminations	(0.8)	0.8	(3.9)	(0.1)

Total inbound orders	$209.7	$253.1	$925.1	$1,054.3

	December 31
	2008	2007
Order Backlog

JBT FoodTech	$152.8	$167.3
JBT AeroTech	142.6	230.7
Intercompany eliminations	(0.1)	0.3

Total order backlog	$295.3	$398.3

JBT CORPORATION

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(In millions)

	December 31 2008	December 31 2007
	(Unaudited)
Cash and cash equivalents	$43.6	$9.5
Trade receivables, net	159.0	179.2
Inventories	123.0	147.2
Other current assets	31.4	33.9

Total current assets	357.0	369.8

Property, plant and equipment, net	119.7	126.8
Goodwill	26.7	23.8
Intangible assets, net	18.6	21.2
Other assets	69.3	32.3

Total assets	$591.3	$573.9

Accounts payable, trade and other	$67.2	$101.3
Advance payments and progress billings	92.9	105.3
Other current liabilities	104.3	99.6

Total current liabilities	264.4	306.2

Long-term debt, less current portion	185.0	—
Accrued pension and other postretirement benefits, less current portion	118.3	19.2
Deferred income taxes	6.0	6.9
Other liabilities	26.4	27.4
Common stock, paid-in capital and retained earnings	61.6	—
Parent company investment	—	218.3
Accumulated other comprehensive loss	(70.4)	(4.1)

Total liabilities and stockholders' equity	$591.3	$573.9

JBT CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Twelve Months Ended December 31
	2008	2007
Cash Flows From Operating Activities:
Income from continuing operations	$44.1	$40.1
Depreciation and amortization	25.5	25.1
Trade accounts receivable, net	4.2	(17.3)
Inventories	17.0	(32.0)
Accounts payable, trade and other	(32.0)	13.6
Advance payments and progress billings	(0.4)	(8.4)
Other	23.4	17.9

Cash provided by continuing operating activities	81.8	39.0

Net cash provided (required) by discontinued operating activities	—	(5.3)

Cash Flows From Investing Activities:
Acquisitions	(4.5)	—
Capital expenditures	(22.9)	(23.0)
Proceeds on disposal of assets	2.1	3.1

Cash required by continuing investing activities	(25.3)	(19.9)

Cash provided by discontinued investing activities	0.7	7.8

Cash Flows From Financing Activities:
Net proceeds from credit facilities	184.4	0.9
Distributions to former parent, net	(203.9)	(24.1)
Purchase of stock held in treasury	(0.7)	—
Dividends paid	(1.9)	—

Cash required by financing activities	(22.1)	(23.2)

Effect of foreign exchange rate changes on cash and cash equivalents	(1.0)	0.8

Increase (decrease) in cash and cash equivalents	34.1	(0.8)

Cash and cash equivalents, beginning of period	9.5	10.3

Cash and cash equivalents, end of period	$43.6	$9.5